UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2006

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

(207) 856-0300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications purusant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material purusant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications purusant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications purusant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

        At a meeting of the Board of Directors of IDEXX Laboratories, Inc. (the “Company”) held on February 22, 2006, upon recommendation of the Compensation Committee of the Board, the Board approved amendments to the Company’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan (collectively, the “Plans”). The Plans were amended and restated primarily for the purpose of complying with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, and Proposed Regulations §§1.409A-1 et seq. thereunder.

        Under the Executive Deferred Compensation Plan, executive officers and certain other members of management may elect to defer a portion of their annual cash bonus into an investment account denominated as a number of deferred stock units. Under the Director Deferred Compensation Plan, directors may elect to defer their annual cash retainers into an investment account denominated as a number of deferred stock units. Deferred stock units granted to directors as part of annual director compensation also are allocated to these investment accounts. Investment accounts under the Plans are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the deferred stock units in the accounts. Upon distribution, a participant in the Plans receives a number of shares of common stock equal to the number of deferred stock units in his or her account.

        Copies of the restated Plans are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The foregoing description of the Plans is qualified in its entirety by reference to the full text of the Plans.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Director Deferred Compensation Plan Restated effective as of January 1, 2005.

10.2	Executive Deferred Compensation Plan Restated effective as of January 1, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2006	IDEXX LABORATORIES, INC.

By: /s/ Conan R. Deady
Conan R. Deady Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.    Description of Exhibit

10.1	Director Deferred Compensation Plan Restated effective as of January 1, 2005.

10.2	Executive Deferred Compensation Plan Restated effective as of January 1, 2005.